EXHIBIT 99.1

Contact:	Gary Thompson – Media Harrah’s Entertainment, Inc. (702) 407-6529	Jonathan Halkyard – Investors Harrah’s Entertainment, Inc. (702) 407-6080

Harrah’s Entertainment Announces Acceptance for Purchase of All Notes Tendered

Pursuant to Tender Offers for Harrah’s Operating Company Debt Securities

LAS VEGAS – October 22, 2009

Harrah’s Entertainment, Inc. (“Harrah’s”) announced today that its direct, wholly owned subsidiary, Harrah’s Operating Company, Inc. (“HOC”), has exercised its right to accept for payment all of the debt securities listed below that were tendered (collectively, the “Tendered Notes”) in its previously announced tender offers (the “Offers”), which expired at midnight, New York City time, on October 21, 2009.

CUSIP/ISIN	Notes	Tender Offer Consideration

413627AQ3 / US413627AQ32	5.500% Senior Notes due 2010	$980.00

700690AQ3 / US700690AQ34	7.875% Senior Subordinated Notes due 2010	$997.50

413627AH3 / US413627AH33	8.000% Senior Notes due 2011	$960.00

700690AL4 / US700690AL47 700690AK6 / US700690AK63	8.125% Senior Subordinated Notes due 2011	$955.00

Pursuant to the terms of the Offers to Purchase Statement (the “Statement”) dated September 22, 2009 and the related Letter of Transmittal (the “Offer Documents”), HOC has accepted for purchase (i) $4,538,000 of the outstanding $228,578,000 principal amount of its 5.500% Senior Notes; (ii) $17,219,000 of the outstanding $161,999,000 principal amount of its 7.875% Senior Subordinated Notes; (iii) $19,638,000 of the outstanding $32,826,000 principal amount of its 8.000% Senior Notes and (iv) $4,166,000 of the outstanding $16,146,000 principal amount of its 8.125% Senior Subordinated Notes.

In addition, Harrah’s and HOC also announced that all conditions, including obtaining the financing to pay for the Tendered Notes, have been satisfied or waived. HOC intends to settle the Offers as promptly as practicable on October 22, 2009 in accordance with the terms described in the Statement.

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.